EXHIBIT 10.1

Restricted Stock Agreement
(Tax Vesting Option)

SCPRS NO. B-_________

     Shares of restricted stock are awarded by Emmis Communications Corporation (the “Company”) to the Participant named below (the “Participant”) upon the following terms and conditions:

     1. Definitions. For purposes of this Agreement and any amendments hereto, the terms defined in the Company’s 2005 Stock Compensation Program which establishes the terms and conditions of certain Awards (the “Program”) under the Company’s 2004 Equity Compensation Plan (such Plan, as supplemented by the Program, the “Plan”), when capitalized, shall have the same meanings as the meanings ascribed to them for purposes of the Plan, unless a different meaning is set forth herein, or unless a different meaning is plainly required by the context. For purposes of this Agreement and any amendments hereto, the following terms, when capitalized, have the following meanings, unless a different meaning is plainly required by the context:

Participant:
_____________________________________________
Address:
_____________________________________________

_____________________________________________

Restricted Stock Participation Percentage	___%

Number of Shares Issued	_______________

Date of Issuance of Shares	February ___, 2005

Date of Award:	January 1, 2005

Restricted Period:	The period beginning with the Date of Award and ending on the earlier of (A) January 1, 2006 or (B) the date of termination of the Participant’s employment by the Company for any reason other than for Cause or (C) such earlier date as the Committee may determine pursuant to Section 4.

     2. Reference to Plan. The Restricted Shares are awarded pursuant to the Plan, the terms and conditions of which are incorporated herein by reference. No amendment of the Plan adopted after the Date of Award shall apply to the Restricted Shares unless, by its express provisions, it is effective retroactive to the Date of Award or some earlier date. No such retroactive amendment may, without the consent of the Participant, adversely affect the rights of the Participant under this Agreement.

     3. Share Award. The Company has awarded to the Participant, subject to the terms and conditions of the Plan and subject to the terms and conditions of this Agreement, shares of Emmis Stock with a value equal to the sum of (i) the Participant’s Base Restricted Stock Amount divided by 90% of the Initial Value (rounded up to the nearest full share), and (ii) the Participant’s Excess Restricted Stock Amount, if any, divided by 80% of the Initial Value (rounded up to the nearest full share). The Number of Shares Issued is based upon the Participant’s estimated Program Compensation for the Award Year, but the actual Share Award shall be based upon the Participant’s actual Program Compensation. For purposes of determining the amount of Restricted Stock in which a Participant is vested upon a termination of employment (other than for Cause) within the first 44 business days of an Award Year, the Company shall use only the VWAP on the applicable date under clause (i) of the definition of Initial Value. On the Date of Issuance the Company issued a certificate for the Number of Shares Issued and shall maintain custody of the certificate pursuant to Section 4.

     4. Restrictions on Transfer. Prior to the expiration of the Restricted Period, the Participant may not sell, assign or transfer the Restricted Shares, except as hereinafter provided. The Company shall hold all Restricted Stock issued to the Participant prior to the expiration of the Restricted Period The Compensation Committee shall have the authority, in its discretion, to waive the provisions of Section 5 and to shorten the Restricted Period as to any or all of the Restricted Shares and thereby to cause ownership of such Restricted Shares to vest in the Participant at an earlier date, whenever the Compensation Committee may determine that such action is appropriate by reason of changes in applicable tax or other laws or by reason of other changes and circumstances occurring after the Date of Award.

     5. Vesting and Forfeiture.

     (a) On the first day of each pay period during the Award Year, a portion of the Participant’s Restricted Stock shall vest and not be subject to the forfeiture provisions, except as provided under Paragraph (b). The amount of Restricted Stock that vests each pay period shall equal the Participant’s Pay Period Compensation divided by the applicable percentage of the Initial Value. If a Participant’s actual Program Compensation for the Award Year exceeds the estimated Program Compensation used to issue Shares under Section 3, Emmis will issue additional Restricted Stock to the Participant in accordance with Subsection 7(b) and 7(c) of the Program no later than 30 days after the end of the Award Year. If a Participant’s actual Program Compensation for the Award Year is less than the estimated Program Compensation, the Participant will forfeit any Restricted Stock that was issued and not previously vested under this Subsection. Such forfeited shares will be returned to the Company.

     (b) To the extent a Participant’s shares did not vest under (a) above, as of the last day of the Award Year, any shares of Restricted Shares previously issued shall be forfeited and returned to the Company. If the Participant is terminated for Cause then all Restricted Shares, including vested shares, shall be forfeited. The provisions of this section shall not be deemed to limit the authority of the Compensation Committee under Section 4 to declare ownership of the Restricted Shares fully vested in the Participant due to a change in applicable laws or other circumstances, notwithstanding the failure of any of such conditions to be satisfied.

     6. Rights as Stockholder. Upon issuance of the Restricted Shares, during the Restricted Period, the Participant shall have the rights of a stockholder in respect of the Restricted Shares.

     7. Delivery of Shares Upon Expiration of Restricted Period. As soon as reasonably practicable after the earlier of the end of the applicable Award Year or the Participant’s termination, and subject to Section 10, the Company shall transfer a certificate in respect to the vested Restricted Shares in the name of the Participant. Such certificate shall be free from any restrictive legend.

     8. Adjustments for Changes in Capitalization of the Company. In the event of any change in the outstanding shares of Emmis Stock subsequent to the Date of Award by reason of any reorganization, recapitalization, stock split, stock dividend, reverse stock split, share combination, reclassification, merger, consolidation, asset spin-off or similar event of or by the Company, the number and class of Restricted Shares awarded pursuant to this Agreement shall be equitably adjusted by the Compensation Committee, whose determination shall be conclusive. Any shares of Emmis Stock or other securities received by the Participant, as a result of any of the foregoing, with respect to Restricted Shares that are subject to the restrictions contained in Sections 4 and 5 shall also be subject to such restrictions, and the certificates or other instruments representing or evidencing such shares or securities shall bear the legend and be deposited with the Company as provided in Section 6.

     9. Delivery and Registration of Shares of Stock. The Company’s obligation to deliver shares of Emmis Stock hereunder shall, if the Compensation Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Participant or any other person to whom such shares are to be delivered, in such form as the Compensation Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933, as amended, or any other federal, State or local securities legislation. In requesting any such representation, it may be provided that such representation requirement shall become inoperative upon a registration of such shares or other action eliminating the necessity of such representation under such Securities Act or other securities legislation. The Company shall not be required to deliver any shares under this Agreement prior to (i) the admission of such shares to listing on any stock exchange on which the shares of Emmis Stock may then be listed, and (ii) the completion of such registration or other qualification of such shares under any state or federal law, rule or regulation, as the Compensation Committee shall determine to be necessary or advisable.

     10. Withholding Tax. Each pay period during the calendar year in which the Restricted Stock is issued Emmis will include the portion of the Participant’s Restricted Stock that vested as non-cash compensation and will withhold taxes on that amount from the cash portion of the Participant’s paycheck. Prior to the delivery of any certificates pursuant to Section 7, the Company shall have the right to require the Participant or other person receiving the Restricted Shares to pay the Company the amount of any taxes which the Company is required to withhold with respect to the Restricted Shares or, in lieu thereof, to retain, or sell without notice, a sufficient number of the Restricted Shares held by it to cover the amount required to be withheld. The Company shall have the right to deduct from all dividends paid with respect to the Restricted Shares the amount of any taxes which the Company or any Affiliate is required to withhold with respect to such dividend payments.

     11. Notices. All notices hereunder to the Company shall be delivered or mailed to it addressed to the Secretary, Emmis Communications Corporation, One Emmis Plaza, 140 Monument Circle, Suite 700, Indianapolis, Indiana 46204. All notices hereunder to the Participant shall be delivered personally or mailed to the Participant’s address noted above. Such addresses for the service of notices may be change at any time provided written notice of the change is furnished in advance to the other party.

     12. Plan and Plan Interpretations as Controlling. The Restricted Shares and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations of the Compensation Committee shall be binding and conclusive upon the Participant or his legal representatives with regard to any question arising hereunder or under the Plan.

     13. Participant’s Service. Nothing in this Agreement shall limit the right of the Company or any of its affiliates to terminate the Participant’s service as a director, officer or employee, or otherwise impose upon the Company or any of its affiliates any obligation to employ or accept the services of the Participant.